UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 17, 2012

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 17, 2012, Amyris, Inc. (the “Company”) and the Company’s wholly-owned subsidiary, Amyris Fuels, LLC (“AFL”), entered into an Amendment to Uncommitted Facility Letter (the “Amendment”) with BNP Paribas (“BNPP”), effective as of April 14, 2012. The Amendment amended certain provisions of the Company’s Uncommitted Facility Letter, dated as of November 25, 2008 (as amended previously, the “Credit Agreement”), between the AFL and BNPP. The Company and AFL entered into the Credit Agreement and related agreements to finance the purchase and sale of fuel and for working capital requirements, as needed, in connection with AFL’s business. The Company and AFL entered into the Amendment to extend the maturity date pending the Company’s transition out of the AFL business, and plan to repay all amounts remaining outstanding under the Credit Agreement, and to terminate the Credit Agreement, as of the new maturity date.

The Amendment extended the maturity date for amounts outstanding under the Credit Agreement from April 14, 2012 to June 30, 2012. It also reduced (i) the maximum availability under the Credit Agreement from the lower of the borrowing base (as defined in the Credit Agreement, as amended) and $20 million to the lower of the borrowing base and $10 million, (ii) the sublimit for short-term cash advances from $20 million to $0, and (iii) the sub-limit for letters of credit from $5.7 million to $500,000. The Amendment also requires the Company to pay BNPP a minimum compensation fee of $125,000 in connection with the Amendment.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: April 20, 2012	By:	/s/ Tamara Tompkins
Tamara Tompkins
EVP and General Counsel